    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2002
                                                   REGISTRATION NUMBER 333-83946
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                   ----------

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                DELAWARE                             38-3161171
      (State or Other Jurisdiction                  (IRS Employer
           of Incorporation)                    Identification Number)

                                   ----------

                              1840 HOLBROOK AVENUE
                             DETROIT, MICHIGAN 48212
                                 (313) 974-2000
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                                   ----------

                              PATRICK S. LANCASTER
                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                              1840 HOLBROOK AVENUE
                             DETROIT, MICHIGAN 48212
                                 (313) 974-2000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   ----------

                        Copies of all correspondence to:


           WILSON S. NEELY                     MICHAEL A. CAMPBELL
      SIMPSON THACHER & BARTLETT             MAYER, BROWN, ROWE & MAW
         425 LEXINGTON AVENUE                190 SOUTH LASALLE STREET
       NEW YORK, NEW YORK 10017               CHICAGO, ILLINOIS 60603
            (212) 455-2000                         (312) 782-0600

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM
  TITLE OF SHARES TO BE     AMOUNT TO BE     AGGREGATE PRICE PER         PROPOSED MAXIMUM              AMOUNT OF
       REGISTERED            REGISTERED            UNIT (1)          AGGREGATE OFFERING PRICE     REGISTRATION FEE (2)
------------------------   --------------   ---------------------   --------------------------   ---------------------
Common stock, par
 value $0.01 per share      10,925,000      $ 28.40                 $310,270,000                 $28,612
----------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 457(c), based on average of high and low price per share of the common stock as reported on the New York Stock Exchange on March 8, 2002 solely for purposes of calculating the registration fee.

(2)   Including registration fees of $24,380 paid previously on March 7, 2002.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 13, 2002


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH  , 2002)



                                9,500,000 SHARES


                                     [LOGO]


                          AMERICAN AXLE & MANUFACTURING
                                 HOLDINGS, INC.

                                  COMMON STOCK

                                ----------------

     The selling stockholders named in this prospectus supplement are selling 9,500,000 shares of common stock with this prospectus supplement. We will not receive any of the proceeds of the sale of the shares by the selling stockholders.

     The shares trade on the New York Stock Exchange under the symbol "AXL." On March 12, 2002, the last sale price of our common stock as reported on the New York Stock Exchange was $30.05 per share.


     INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.
                               ----------------
                                                            PER SHARE     TOTAL
                                                            ----------   ------
Public offering price ....................................     $           $
Underwriting discount ....................................     $           $
Proceeds, before expenses, to the selling stockholders ...     $           $

     The underwriters may also purchase up to an additional 1,425,000 shares from certain of the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about March   , 2002.

                                ----------------

MERRILL LYNCH & CO.        CREDIT SUISSE FIRST BOSTON             MORGAN STANLEY

                                ----------------

                  LEHMAN BROTHERS         WACHOVIA SECURITIES

                                ----------------

             The date of this prospectus supplement is March , 2002.

                               TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT


                                                                       PAGE
                                                                       ----
Selling Stockholders ...............................................   S-3
Underwriting .......................................................   S-4


                                   PROSPECTUS
About this Prospectus ..............................................     2
Where You Can Find Additional Information ..........................     2
Risk Factors .......................................................     4
Use of Proceeds ....................................................     9
Price Range of Common Stock ........................................     9
Dividend Policy ....................................................     9
Selling Stockholders ...............................................    10
Plan of Distribution ...............................................    11
Legal Matters ......................................................    11
Experts ............................................................    11

                                 ------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.


                                 ------------

                              SELLING STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock by the selling stockholders and their affiliates as of March 5, 2002.


     Percentage ownership in the table below assumes the exercise of options to purchase 4,322,943 shares that were granted prior to our initial public offering and that are currently exercisable. Options granted after our initial public offering are assumed to be exercised as described in note (2) below.

                                                                                                      PERCENTAGE
                                   NUMBER OF     PERCENTAGE OF                        NUMBER OF        OF TOTAL
                                    SHARES        TOTAL VOTING       NUMBER OF      SHARES TO BE     VOTING POWER
                                   CURRENTLY      POWER PRIOR      SHARES TO BE      OWNED AFTER        AFTER
NAME OF BENEFICIAL OWNER             OWNED        TO OFFERING          SOLD           OFFERING         OFFERING
------------------------------   ------------   ---------------   --------------   --------------   -------------
Blackstone (1)(3) ............   22,010,992           42.5%       8,000,000          14,010,992          27.1%
Richard E. Dauch (2) .........   8,712,483            16.8        1,500,000           7,212,483          13.9

----------
(1) 22,010,992 shares, or 42.5% (before the offering), of the outstanding shares are held collectively by Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P., who we refer to collectively as "Blackstone".


(2) Includes 7,304,949 shares held by the Dauch Annuity Trust 2001, the Dauch Annuity Trust 2004 and the Dauch Annuity Trust 2007 (collectively the "Dauch Trusts"). Mr. Dauch is the Trustee of the Dauch Trusts and has the power to sell, transfer or otherwise dispose of shares owned by the Dauch Trusts. Also includes 1,406,134 shares issuable under options that are currently exercisable or that will become exercisable within 60 days of -arch 5, 2002, including options to purchase 169,950 shares that were granted after our initial public offering.


(3)   Assumes no exercise of the overallotment option.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and First Union Securities, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from the selling stockholders, the number of shares listed opposite their names below.


                                                     NUMBER OF
UNDERWRITER                                           SHARES
-----------                                          ---------
   Merrill Lynch, Pierce, Fenner & Smith
         Incorporated .............................
   Credit Suisse First Boston Corporation .........
   Morgan Stanley & Co. Incorporated ..............
   Lehman Brothers Inc. ...........................
   First Union Securities, Inc. ...................
                                                    ---------
         Total .................................... 9,500,000
                                                    =========

     Subject to the terms and conditions in the purchase agreement, the underwriters have agreed to purchase all of the shares of our common stock being sold under the purchase agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may reallow, a discount
not in excess of $    per share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount to be paid by the selling stockholders to the underwriters and the proceeds, before expenses, to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.


                                                PER SHARE     WITHOUT OPTION     WITH OPTION
                                               -----------   ----------------   ------------
   Public offering price ...................      $               $                  $
   Underwriting discount ...................      $               $                  $
   Proceeds, before expenses, to the selling
    stockholders ...........................      $               $                  $


     The expenses of this offering, not including the underwriting discount,
are estimated to be $   and are payable by us. This offering is being conducted
pursuant to the exercise of a demand registration request by the selling stockholders pursuant to a stockholders' agreement among us and certain stockholders.



OVERALLOTMENT OPTION

     Blackstone, one of the selling stockholders, has granted an option to the underwriters to purchase up to 1,425,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.


NO SALES OF SIMILAR SECURITIES

     We, the selling stockholders and our directors have agreed, except in limited circumstances, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we, the selling stockholders and our directors have agreed not to directly or indirectly:

    o offer, pledge, sell or contract to sell any shares of our common stock,

    o sell any option or contract to purchase any shares of our common stock,

    o purchase any option or contract to sell any shares of our common stock,

    o grant any option, right or warrant for the sale of any shares of our common stock,

    o lend or otherwise dispose of or transfer any shares of our common stock,


    o request or demand that we file a registration statement related to our common stock, or

    o enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

     This lockup provision applies to shares of our common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

     In addition to the lock-up described above, our executive officers will be subject to similar lock-up agreements for a period of 45 days after the date of this prospectus supplement. Currently our executive officers, excluding Richard
E. Dauch, own approximately 1,950,000 shares of our common stock, including shares issuable under options that are currently exercisable or will become exercisable within 60 days of the date of this prospectus supplement. Following the expiration of these lock-up agreements, these shares will be freely tradable, subject to restrictions imposed on affiliates under Rule 144 of the Securities Act.

ELECTRONIC DISTRIBUTION

     Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription clients. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage clients.
An electronic prospectus is available on the internet web site maintained by Merrill Lynch and may be available on the internet web sites maintained by one or more of the other underwriters participating in this offering. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch web site or any other web site maintained by any other underwriter participating in this offering is not a part of this prospectus supplement.

LISTING ON THE NEW YORK STOCK EXCHANGE

     The shares of our common stock are listed on the New York Stock Exchange under the symbol "AXL."


PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the shares of our common stock is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     In connection with the offering, the underwriters may make short sales of our common stock. Short sales involve the sale by the underwriters at the time of the offering of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the overallotment option.


     Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.


     Similar to other purchase transactions, purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions.


     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


OTHER RELATIONSHIPS


     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, affiliates of Credit Suisse First Boston Corporation and First Union Securities, Inc. are lenders under our revolving credit facility.


     First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets business under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and affiliate of First Union Securities, Inc. which may or may not be participating as a separate selling dealer in the distribution of the securities offered by this prospectus supplement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion, dated March 13, 2002

PROSPECTUS


                                10,925,000 SHARES



                                     [LOGO]



                          AMERICAN AXLE & MANUFACTURING
                                 HOLDINGS, INC.

                                  COMMON STOCK



                              ---------------------


     The selling stockholders identified in this prospectus may offer from time to time all of the shares to be sold in the offering. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.


     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page 11.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     At the time a particular offer of shares is made, we will if required, set forth the terms of the offering in a supplement to this prospectus.



     The shares trade on the New York Stock Exchange under the symbol "AXL." On March 12, 2002, the last sale price of the shares as reported on the New York Stock Exchange was $30.05 per share.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              ---------------------


                     The date of this prospectus is , 2002.

                                TABLE OF CONTENTS





                                                             PAGE
                                                            -----
       About This Prospectus ..............................   2
       Where You Can Find Additional Information ..........   2
       Risk Factors .......................................   4
       Use of Proceeds ....................................   9
       Price Range of Common Stock ........................   9
       Dividend Policy ....................................   9
       Selling Stockholders ...............................  10
       Plan of Distribution ...............................  11
       Legal Matters ......................................  11
       Experts ............................................  11


                              ---------------------

                              ABOUT THIS PROSPECTUS


     You should rely on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any supplement. The selling stockholders are offering their 10,925,000 shares of common stock. The selling stockholders will not make an offer of the shares of common stock in any state where the offer is not permitted. We will not receive any proceeds from the sale of shares by the selling stockholders. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.


     This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently exist.

     As used in this prospectus, except as otherwise indicated, references to "AAM," "the company," "we," "our" or "us" mean American Axle & Manufacturing Holdings, Inc. and its subsidiaries and predecessors, collectively.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We also file annual, quarterly and current reports, proxy statements and other information with the SEC.

     You can call the SEC's toll-free number at 1-800-SEC-0330 for further information. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies like ours that file with the SEC electronically. The documents can be found by searching the EDGAR archives at the SEC's website. Our SEC filings, and other information about us, may also be obtained from our website at www.aam.com, although information on our website does not constitute a part of this prospectus.

     We have elected to "incorporate by reference" certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus.

     We incorporate by reference:


    o Our annual report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 15, 2001, including the information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2001 Annual Meeting of Shareholders, also filed with the SEC on March 15, 2001, but not including the financial statements, related management's discussion and analysis and selected consolidated and other financial data contained in such annual report on Form 10-K, which are superseded by the 2001 financial statements, related management's discussion and analysis and selected consolidated and other financial data contained in the Form 8-K filing referred to below;


    o Our quarterly report on Form 10-Q for the nine months ended September 30, 2001 filed with the SEC on November 14, 2001;

    o Our quarterly report on Form 10-Q for the six months ended June 30, 2001 filed with the SEC on July 27, 2001;


    o Our quarterly report on Form 10-Q for the three months ended March 31, 2001 filed with the SEC on May 14, 2001;

    o Our current report on Form 8-K filed with the SEC on March 12, 2002 including: (i) our Management's Discussion and Analysis, (ii) our Consolidated Financial Statements and related notes thereto as of December 31, 2001 and 2000 and for each of the years ended December 31, 2001, 2000 and 1999 and (iii) Selected Consolidated Financial and Other Data (Seven-Year Financial Summary); and


    o The description of our common stock contained in our registration statement on Form S-1/A filed with the SEC on January 29, 1999, including any amendments or reports filed for the purpose of updating such description.

     We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date of the completion of any offering made pursuant to this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may obtain copies of these documents from us without charge by writing or telephoning us at:

      American Axle & Manufacturing Holdings, Inc.
      Attention: Investor Relations
      1840 Holbrook Avenue
      Detroit, Michigan 48212-3488
      Telephone Number: (313) 974-2073

                                  RISK FACTORS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The terms "expect", "anticipate", "intend", "project" and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this prospectus. The statements are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, certain of which are described below. It is not possible to foresee or identify all such factors. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.


OUR OPERATIONS ARE LINKED TO DOMESTIC AUTOMOTIVE PRODUCTION AND A DECREASE IN CONSUMER DEMAND, TIGHTER GOVERNMENT REGULATIONS OR INCREASED COSTS COULD NEGATIVELY IMPACT OUR OPERATIONS.

     Our operations are cyclical because they are directly related to domestic automotive production, which is itself cyclical and dependent on general economic conditions and other factors. Sales of axles and related driveline components for light trucks and sport-utility vehicles, or "SUVs", constituted approximately 90% of our sales in 2001. There can be no assurance that positive trends in sales of these vehicles, or that the increasing penetration of four-wheel drives/all-wheel drives, or "4WD/AWDs", as a percentage of these vehicles, will continue. A decrease in consumer demand for the models that generate the most sales for us, our failure to obtain sales orders for new or redesigned models or pricing pressure from our customers or competitors could have a material adverse effect on our business. Government regulations, including those relating to Corporate Average Fuel Economy regulations, could impact vehicle mix and volume, which could also adversely affect the demand for our existing products.

     The prices of the raw materials needed for our products may increase and we may be unable to pass these raw material price increases to our customers due to pricing pressure to remain competitive. In addition, we sell most of our products under long-term contracts with prices established at the time the contracts were entered into. There is substantial and continuing pressure from our key customers, the major automotive companies, to reduce the number of outside suppliers and reduce costs. Management believes that our ability to control costs, achieve productivity improvements and develop new products will be essential to remain competitive. There can be no assurance that we will be able to improve or maintain our profitability on product sales.


THE LOSS OF, OR SIGNIFICANT REDUCTION IN, PURCHASES OF OUR PRODUCTS BY GM COULD ADVERSELY AFFECT OUR BUSINESS.

     We are the principal supplier of driveline components to GM for its light trucks, SUVs and rear-wheel drive, or "RWD", passenger cars. We sell products to GM under lifetime program contracts, or "LPCs", which have terms equal to the lives of the relevant vehicle programs or their respective derivatives of typically 6 to 12 years. The LPCs establish pricing for products sold to GM and require us to remain competitive with respect to technology, design and quality. Substantially all of our sales to GM are made pursuant to the LPCs. Sales to GM were approximately 87% of our total sales in 2001, 85% in 2000 and 86% in 1999. We will have to compete for future GM business upon the termination of the LPCs or our component supply agreement, or "CSA", with GM. There can be no assurance that we will remain competitive with respect to technology, design and quality to GM's reasonable satisfaction. Pricing negotiated with GM in future agreements may be more or less favorable than the LPCs and other currently applicable agreements. If we lose any significant portion of our sales to GM, or if GM significantly reduces its production of light trucks or SUVs, it would have a material adverse effect on our results of operations and financial condition. Disputes arising from any current or future agreements between us and GM could have a material adverse impact on our relations and our results of operations or financial condition.

FUTURE WORK STOPPAGES AT GM COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND THE CONDUCT OF OUR BUSINESS.

     Because GM accounts for approximately 87% of our sales, future work stoppages at GM could materially and adversely affect our financial condition, results of operations and the conduct of our business. Over the past five years, there have been labor strikes against GM which have resulted in work stoppages at GM. We estimate that the work stoppage at GM during June and July of 1998 resulted in lost sales to us of approximately $188 million and lost operating income (including related start-up inefficiencies in our operations in August 1998) of approximately $71.2 million. We also estimate that work stoppages at GM resulted in lost sales to us of approximately $95 million in 1996 and $60 million in 1997.


OUR BUSINESS COULD BE NEGATIVELY IMPACTED IF WE FAIL TO MAINTAIN SATISFACTORY LABOR RELATIONS.

     Although we believe our relations with our unions are positive, there can be no assurance that future issues with our labor unions will be resolved favorably or that we will not experience a work stoppage which could adversely affect our business. Since we commenced operations in 1994, we have not experienced any strikes. Our current national collective bargaining agreement with the United Automobile, Aerospace and Agricultural Workers of America, or "UAW", runs through February 25, 2004 and our collective bargaining agreement with the International Association of Machinists runs through May 5, 2004. Associates at our MSP Industries Corporation, or "MSP", subsidiary and our Colfor Manufacturing Inc., or "Colfor", subsidiary are also represented by the UAW under collective bargaining agreements that expire in 2005. In addition, associates at our Albion Automotive (Holdings) Limited, or "Albion", subsidiary in Scotland are represented by labor unions under various collective bargaining agreements that expire in 2004, certain of which may be terminated upon six-months' notice. Associates at our Guanajuato, Mexico facility, or "Guanajuato Gear & Axle", and our Brazilian majority-owned facility are represented by labor unions that are subject to collective bargaining agreements that expire annually.


BLACKSTONE HAS SIGNIFICANT INFLUENCE ON ALL STOCKHOLDER VOTES AND MAY HAVE INTERESTS THAT ARE DIFFERENT FROM YOURS.


     Upon the sale of all shares offered hereunder, Blackstone Capital Partners II Merchant Banking Fund L.P. and certain of its affiliates will have approximately 24.3% beneficial ownership of our common stock. See "Selling Stockholders". As a result, Blackstone will continue to have significant influence on matters submitted to our stockholders, including proposals regarding:


    o any merger, consolidation or sale of all or substantially all of our assets,

    o   the election of members of our board of directors and

    o   preventing or causing a change of control of our company.


     In addition to its significant influence, Blackstone's interest may be significantly different from the interests of other owners of our common stock.

     We are a party to a stockholders' agreement with Blackstone, Jupiter Capital Corporation, or "Jupiter", Richard E. Dauch and certain other stockholders. Generally, pursuant to the stockholders' agreement, so long as Blackstone owns at least one-third of the common stock held by it at our recapitalization in 1997, (i) if Blackstone receives and accepts an offer from a person to purchase all, or substantially all, of the common stock held by Blackstone, Jupiter, Mr. Dauch and certain other stockholders, then Jupiter, Mr. Dauch and such other stockholders are required to offer their shares of common stock in any such sale and (ii) if Blackstone proposes to transfer all or a portion of its shares of common stock, other than to its affiliates or in connection with a public offering registered under the Securities Act, Jupiter, Mr. Dauch and such other stockholders have the right to require the transferee to purchase a proportional share of their respective shares.

WE HAVE SUBSTANTIAL LEVERAGE, WHICH COULD RESTRICT OUR GROWTH, PLACE US AT A COMPETITIVE DISADVANTAGE OR OTHERWISE IMPAIR OUR ABILITY TO CONDUCT OUR BUSINESS.

     Our ability to satisfy our debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control. We have incurred substantial indebtedness, principally in connection with our recapitalization in 1997. As of December 31, 2001, we had approximately $878.2 million of outstanding long-term indebtedness under our outstanding senior subordinated notes, our senior secured bank credit facilities, our receivables financing facility and other capital lease and debt obligations. At December 31, 2001, we had approximately $534.7 million of stockholders' equity.

     The degree to which we are leveraged could have important consequences, including the following: (i) our ability to obtain additional financing in the future for working capital, capital expenditures, research and development, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of our cash flow from operations must be dedicated to the payment of interest on our existing indebtedness, thereby reducing the funds available to us for other purposes; (iii) our operations are restricted by the agreements governing our long-term indebtedness which contain certain financial and operating covenants; (iv) indebtedness under our credit facilities is at variable rates of interest, and therefore we are vulnerable to increases in interest rates; (v) all of the indebtedness outstanding under the credit facilities is secured by substantially all of our assets; and (vi) our substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in our business.

     We believe, based on current circumstances, that our cash flow, together with available borrowings under the credit facilities, will be sufficient to permit us to meet our operating expenses and to service our debt requirements. Significant assumptions underlie this belief, including, among other things, that we will succeed in implementing our business and growth strategies and there will be no material adverse developments in our business, liquidity or capital requirements. The impact of work stoppages at GM have had and may in the future have a significant adverse impact on our results of operations and liquidity and have contributed and may contribute in the future to an increase in our leverage. In addition, the consummation of future acquisitions could also increase our leverage.


WE ARE SUBJECT TO RESTRICTIVE COVENANTS IN THE AGREEMENTS GOVERNING OUR INDEBTEDNESS.

     The agreements governing our indebtedness include certain covenants that restrict, among other things, (i) the incurrence of additional indebtedness, certain convertible or mandatorily redeemable securities and preferred stock,
(ii) the payment of dividends on, and redemption of, capital stock and the redemption of indebtedness that is subordinate in right of payment to our senior subordinated notes, (iii) certain other restricted payments, (iv) certain sales of assets, (v) certain transactions with affiliates, (vi) the creation of certain liens and (vii) consolidations, mergers, and transfers of all or substantially all of our assets. The debt agreements also contain other and more restrictive covenants and prohibit us from prepaying certain indebtedness. The debt agreements also require us to comply with financial covenants relating to interest coverage, leverage, retained earnings and capital expenditures. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants, ratios or tests could result in default under our debt agreements.

     We are currently in compliance with the covenants and restrictions contained in our debt agreements. However, our ability to continue to comply may be affected by events beyond our control, including prevailing economic, financial and industry conditions. In addition, upon the occurrence of an event of default under the debt agreements, the lenders could elect to declare all amounts outstanding under the debt agreements, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness.

WE AND OUR CUSTOMERS MAY NOT BE ABLE TO TIMELY OR SUCCESSFULLY LAUNCH NEW PRODUCT PROGRAMS.

     Our customers are preparing to launch new product programs for which we will supply newly developed axles and other driveline components. Certain of these program launches could require substantial capital investments by us.

     Although we do not currently anticipate any problems completing such new product program launch activities in time for the start of production, there can be no assurance that we will be able to install and certify the equipment needed to produce products for these new product programs in time for the start of production. There can be no assurance that the transitioning of our manufacturing facilities and resources to full production under these new product programs, or any other future product programs, will not impact production rates or other operational efficiency measures at our facilities. In addition, there can be no assurance that our customers will execute the launch of these product programs, or any additional future product program for which we will supply products, on schedule.


WE FACE SUBSTANTIAL COMPETITION AND OUR COMPETITORS MAY HAVE SUPERIOR RESOURCES, WHICH COULD PLACE US AT A COMPETITIVE DISADVANTAGE.

     The OEM supply industry is highly competitive with a number of other manufacturers that produce competitive products. Quality, delivery and price, as well as technological innovation, are the primary elements of competition. There can be no assurance that our products will compete successfully with those of our competitors. These competitors include driveline component manufacturing facilities of existing OEMs, as well as independent domestic and international suppliers. Certain competitors are more diversified and have greater access to financial resources. There can be no assurance that our business will not be adversely affected by increased competition, or that we will be able to maintain our profitability, if the competitive environment changes.


OUR ABILITY TO OPERATE EFFECTIVELY COULD BE IMPAIRED IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT AND RETAIN ASSOCIATES.

     Our success will depend, in part, on the efforts of our executive officers and other key associates, including Richard E. Dauch, Co-Founder, Chairman of the Board and Chief Executive Officer. In addition, our future success will depend on, among other factors, our ability to continue to attract and retain qualified personnel. We do not have employment agreements with any of our associates other than Mr. Dauch, Robin J. Adams, Executive Vice President -- Finance and Chief Financial Officer and Alan L. Shaffer, Vice President -- Manufacturing Services. We do not have "key man" life insurance on any of our associates other than Mr. Dauch. The loss of the services of key associates or the failure to attract or retain associates could have a material adverse effect on our financial condition and results of operations.


WE ARE SUBJECT TO RISKS AND COSTS ASSOCIATED WITH NON-COMPLIANCE WITH ENVIRONMENTAL REGULATIONS.

     Our operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our operations and facilities have been and are being operated in compliance, in all material respects, with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. The operation of automotive parts manufacturing plants entails risks in these areas, however, and there can be no assurance that we will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

     We believe that the overall impact of compliance with regulations and legislation protecting the environment will not have a material effect on our financial condition or results of operations, although no assurance can be given in this regard.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR SOME KEY COMPONENTS AND MATERIALS IN OUR PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.


     We have initiated a policy of strengthening our supplier relationships by concentrating our productive material purchases with a limited number of suppliers. We believe that this policy contributes to quality and cost control and increases our suppliers' commitments to us. We rely upon, and expect to continue to rely upon, single source suppliers for certain critical components that are not readily available in sufficient volume from other sources. There can be no assurance that the suppliers of these productive materials will be able to meet our future needs on a timely basis, or be willing to continue to be suppliers to us, or that a disruption in a supplier's business would not disrupt the supply of productive materials that could not easily be replaced.


OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW INCLUDE PROVISIONS THAT MAY DISCOURAGE A TAKEOVER ATTEMPT.

     Certain provisions of our certificate of incorporation and by-laws and Delaware law may make any acquisition of control of us in a transaction that is not approved by our board of directors more difficult or expensive.


THE PRICE OF OUR STOCK IS SUBJECT TO VOLATILITY, WHICH MAY MAKE IT MORE DIFFICULT TO REALIZE A GAIN ON YOUR INVESTMENT IN OUR COMMON STOCK.

     Various factors, such as general economic conditions and changes or volatility in the financial markets, announcements or significant developments with respect to the automotive industry, actual or anticipated variations in our quarterly or annual financial results, the introduction of new products or technologies by us or our competitors, changes in other conditions or trends in our industry or in the markets of any of our significant customers, changes in governmental regulation or changes in securities analysts' estimates of our future performance or that of our competitors or our industry, could cause the market price of the common stock to fluctuate substantially.


OUR STOCK PRICE MAY BE AFFECTED IF ADDITIONAL SHARES ARE SOLD.


     Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices and the price of our common stock and could impair our ability to raise capital through future sales of our equity securities. Apart from any shares subject to lock-up agreements, all of the shares sold in this offering, plus any shares issued upon exercise of any underwriters' overallotment option, will be freely tradeable without restriction under the Securities Act, unless purchased by our affiliates.

     Subject to important exceptions described in a prospectus supplement, the selling stockholders will agree not to sell or transfer any common stock without the permission of the underwriters for a period of 90 days from the date of the applicable prospectus supplement. Sales of a substantial number of shares of our common stock following the expiration of these lock-up periods could cause our stock price to fall.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares of our common stock offered in this prospectus will go to the selling stockholders. We will not be selling shares or receiving proceeds from this offering.


                          PRICE RANGE OF COMMON STOCK

     Our common stock has been trading publicly on the New York Stock Exchange under the symbol "AXL" since January 29, 1999. The table below sets forth the range of quarterly high and low closing sales prices for our common stock on the New York Stock Exchange during the calendar quarters indicated.


                                                           HIGH          LOW
                                                       -----------   -----------
1999
  First Quarter ....................................    $  16.69      $  11.69
  Second Quarter ...................................       16.31         12.00
  Third Quarter ....................................       16.94         14.00
  Fourth Quarter ...................................       15.00         11.94
2000
  First Quarter ....................................    $  17.00      $  12.00
  Second Quarter ...................................       16.88         14.19
  Third Quarter ....................................       16.00         10.75
  Fourth Quarter ...................................       12.56          5.94
2001
  First Quarter ....................................    $  11.55      $   7.75
  Second Quarter ...................................       17.00          8.85
  Third Quarter ....................................       22.25         10.03
  Fourth Quarter ...................................       21.79         12.06
2002

  First Quarter (through March 12, 2002) ...........    $  30.05      $  20.26


     On March 12, 2002, the closing sale price of our common stock as reported by the New York Stock Exchange was $30.05 per share. As of February 15, 2002, there were approximately 482 stockholders of record of our common stock.



                                 DIVIDEND POLICY

     We have not paid any dividends since our recapitalization in 1997. We currently intend to retain any earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our bank credit facilities and senior subordinated notes restrict us from paying cash dividends on shares of our capital stock.

                              SELLING STOCKHOLDERS

     The table below sets forth, as of March 5, 2002, certain information with respect to the beneficial ownership of our common stock by the selling stockholders. Unless otherwise indicated, we believe that the beneficial owner has sole voting and investment power over such shares. We are parties to a stockholders' agreement with Blackstone, Mr. Dauch and certain other stockholders that provides for certain tag-along and drag-along rights, the operation of which could result in a change of control of our company. Percentage ownership in the table below assumes the exercise of options to purchase 4,322,943 shares that were granted prior to our initial public offering and that are currently exercisable. Options granted after our initial public offering are assumed to be exercised as described in note (2) below.




                                 NUMBER OF    PERCENTAGE OF                    NUMBER OF    PERCENTAGE OF
                                  SHARES      TOTAL VOTING      NUMBER OF    SHARES TO BE   TOTAL VOTING
                                 CURRENTLY   POWER PRIOR TO   SHARES TO BE    OWNED AFTER    POWER AFTER
NAME OF BENEFICIAL OWNER           OWNED        OFFERING          SOLD         OFFERING       OFFERING
------------------------------ ------------ ---------------- -------------- -------------- --------------
    Blackstone (1) ...........  22,010,992         42.5%     9,425,000        12,585,992         24.3%
    Richard E. Dauch (2) .....   8,712,483         16.8      1,500,000         7,212,483         13.9


----------

(1) 22,010,992 shares, or 42.5% (before the offering), of the outstanding shares are held collectively by Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, "Blackstone"). Blackstone Management Associates II L.L.C. ("BMA") is the general partner of each of such entities. BMA's business address is 345 Park Avenue, 31st Floor, New York, New York 10154. Messrs. Robert L. Friedman, Richard C. Lappin and Bret D. Pearlman who are on our Board of Directors are each members of BMA, which has investment and voting control over the shares owned by Blackstone. Each of such person disclaims beneficial ownership of such shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares owned by Blackstone.

(2) Includes 7,304,949 shares held by the Dauch Annuity Trust 2001, the Dauch Annuity Trust 2004 and the Dauch Annuity Trust 2007 (collectively the "Dauch Trusts"). Mr. Dauch is the Trustee of the Dauch Trusts and has the power to sell, transfer or otherwise dispose of shares owned by the Dauch Trusts. Also includes 1,406,134 shares issuable under options that are currently exercisable or that will become exercisable within 60 days of -arch 5, 2002, including options to purchase 169,950 shares that were granted after our initial public offering. Mr. Dauch's business address is c/o American Axle & Manufacturing Holdings, Inc., 1840 Holbrook Avenue, Detroit, Michigan 48212.


TRANSACTIONS WITH SELLING STOCKHOLDERS

     In connection with a leveraged recapitalization transaction in 1997 through which Blackstone acquired a majority ownership interest, we entered into an agreement, which was amended in 2001, pursuant to which Blackstone provides certain advisory and consulting services to us. We incurred costs of $4.0 million, $4.6 million and $4.0 million for such services provided by Blackstone in 2001, 2000 and 1999, respectively.


     Mr. Dauch is one of our co-founders and is our Chairman of the Board and Chief Executive Officer and also Chairman of the Executive Committee of the Board of Directors. He has been Chief Executive Officer and a member of the Board of Directors since co-founding the Company in 1994. He was also President of the Company from 1994 through December 2000.

                              PLAN OF DISTRIBUTION


     We are registering the shares of our common stock on behalf of the selling stockholders. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

    o on the New York Stock Exchange,

    o in private transactions other than on the New York Stock Exchange,

    o to one or more underwriters for public offering and sale by them, or

    o in a combination of any of the other three transactions listed here.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. If the shares are sold through one or more underwriters, any underwriting compensation paid to underwriters or agents in connection with the sale and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement.

     The selling stockholders also may sell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.


                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed on for us by Simpson Thacher & Bartlett, New York, New York. Certain legal matters will be passed upon for the underwriters, if any, by Mayer, Brown, Rowe & Maw, Chicago, Illinois.


                                    EXPERTS


     The financial statements incorporated in this prospectus by reference from our Current Report on Form 8-K dated March 12, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                9,500,000 SHARES




                                     [LOGO]




                          AMERICAN AXLE & MANUFACTURING
                                 HOLDINGS, INC.


                                  COMMON STOCK



                            -------------------------
                              PROSPECTUS SUPPLEMENT
                            -------------------------








   MERRILL LYNCH & CO.      CREDIT SUISSE FIRST BOSTON           MORGAN STANLEY

                  LEHMAN BROTHERS         WACHOVIA SECURITIES




                                 MARCH  , 2002




--------------------------------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and the NASD filing fee, all amounts are estimates.



   SEC registration fee .........................................   $
   NASD filing fee* .............................................
   NYSE filing fee* .............................................
   Accounting fees and expenses* ................................
   Legal fees and expenses* .....................................
   Blue Sky fees and expenses (including counsel fees)* .........
   Printing and engraving expenses* .............................
   Transfer agent's and registrar's fees and expenses* ..........
   Miscellaneous Expenses* ......................................
                                                                    -------
    Total .......................................................   $
                                                                    =======

----------

* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes the registrant to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings, civil or criminal, brought against them as such officers and directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Reference is hereby made to Article VI of the registrant's bylaws, a copy of which is filed as Exhibit 3.02, which provides for indemnification of officers and directors of the registrant to the full extent authorized by
Section 145 of the Delaware Law. Section 7 of Article VI of the bylaws authorizes the registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the registrant or its subsidiaries against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not the registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such Article or Delaware law.

     The registrant maintains a directors' and officers' insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

     Section 102(b)(7) of the Delaware Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty of care as a director. Reference is made to Article Sixth of the registrant's certificate of incorporation, a copy of which is filed as Exhibit 3.01, which limits a director's liability in accordance with such Section.

     Reference is made to Section 6 of the purchase agreement, a copy of which is filed as Exhibit 1.01, for information concerning indemnification arrangements among the registrant, the selling stockholders and the underwriters.



ITEM 16. EXHIBITS


     (a) EXHIBITS

     The following exhibits are filed herewith unless otherwise indicated.

       NUMBER       DESCRIPTION OF EXHIBIT
------------------- ----------------------
      **1.01        Form of Purchase Agreement

        2.01        Agreement and Plan of Merger, dated January 22, 1999,between the Company and
                    American Axle & Manufacturing, Inc. ("AAM, Inc."). (Incorporated by reference to
                    Exhibit 2.01 filed with American Axle & Manufacturing Holdings, Inc. Registration
                    Statement on Form S-1 (Registration No. 333-53491))

        3.01        Amended and Restated Certificate of Incorporation (Incorporated by reference to
                    Exhibit 3.01 filed with American Axle & Manufacturing Holdings, Inc. Registration
                    Statement on Form S-1 (Registration No. 333-53491))

        3.02        Bylaws (Incorporated by reference to Exhibit 3.01 filed with American Axle &
                    Manufacturing Holdings, Inc. Registration Statement on Form S-1 (Registration No.
                    333-53491))

        4.01(a)     Specimen Stock Certificate (Incorporated by reference to Exhibit 4.01 filed with
                    American Axle & Manufacturing Holdings, Inc. Registration Statement on Form S-1
                    (Registration No. 333-53491))

        4.01(b)     Indenture, dated as of March 5, 1999, among American Axle & Manufacturing, Inc., as issuer, American Axle & Manufacturing Holdings, Inc., as guarantor, and IBJ Whitehall
                    Bank & Trust Company, as trustee (Incorporated by reference to Exhibit 4.01 filed with
                    American Axle & Manufacturing Holdings, Inc. Registration Statement on Form S-4
                    (Registration No. 333-76605)).

        4.02        Form of 9.75% Senior Subordinated Note due 2009 (the "Exchange Note")
                    (Incorporated by reference to Exhibit 4.02 filed with American Axle & Manufacturing
                    Holdings, Inc. Registration Statement on Form S-4 (Registration No. 333-76605))

        4.03        Exchange and Registration Rights Agreement, dated March 5, 1999, among AAM Inc.,
                    Chase Securities, Inc., Donaldson Lufkin & Jenrette Securities Corporation and
                    Morgan Stanley & Co. Incorporated (Incorporated by reference to Exhibit 4.03 filed with American Axle & Manufacturing Holdings, Inc. Registration Statement on Form
                    S-4 (Registration No. 333-76605))

      **5.01        Opinion of Simpson Thacher & Bartlett as to the legality of the Common Stock being registered

     **23.01        Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.01)

      *23.02        Consent of Deloitte & Touche LLP

       24.01        Powers of Attorney (Incorporated by reference to Exhibit 24.01 filed with American
                    Axle & Manufacturing Holdings, Inc. Registration Statement on Form S-3, March 7,
                    2002)



                               (All other exhibits are not applicable.)


----------
*     Filed herewith.

**    To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes, in accordance with Rule 415:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K)
   (i) any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant also hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan, on the 13th day of March, 2002.



                             AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.



                             BY: /s/ Patrick S. Lancaster
                                Patrick S. Lancaster
                                Group Vice President, Chief Administrative
                                Officer
                                and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 13th day of March, 2002.




       SIGNATURE                           TITLE                          DATE
-----------------------   ---------------------------------------   ---------------
   By:      *             Co-Founder, Chairman of the Board of
-----------------------   Directors and Chief Executive Officer     March 13, 2002
   Richard E. Dauch

   By:      *             Executive Vice President --
-----------------------   Finance and Chief Financial Officer       March 13, 2002
   Robin J. Adams         (Chief Accounting Officer)

   By:      *
-----------------------   Director                                  March 13, 2002
   Forest J. Farmer

   By:      *             Director                                  March 13, 2002
-----------------------
   Robert L. Friedman

   By:      *             Director                                  March 13, 2002
-----------------------
   Richard C. Lappin

   By:      *             Director                                  March 13, 2002
-----------------------
   B.G. Mathis

   By:      *             Director                                  March 13, 2002
-----------------------
   Larry W. McCurdy

   By:      *             Director                                  March 13, 2002
-----------------------
   Bret D. Pearlman

   By:      *             Director                                  March 13, 2002
-----------------------
   John P. Reilly

   By:      *             Director                                  March 13, 2002
-----------------------
   Thomas K. Walker

  *By: /s/ Patrick S. Lancaster
--------------------------------
   Patrick S. Lancaster
   Attorney-in-fact


                                  EXHIBIT INDEX


     NUMBER                                          DESCRIPTION OF EXHIBIT
----------------   ------------------------------------------------------------------------------------------
         **1.01    Form of Purchase Agreement

           2.01    Agreement and Plan of Merger, dated January 22, 1999, between the Company and
                   American Axle & Manufacturing, Inc. ("AAM, Inc."). (Incorporated by reference to
                   Exhibit 2.01 filed with American Axle & Manufacturing Holdings, Inc. Registration
                   Statement on Form S-1 (Registration No. 333-53491))

           3.01    Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit
                   3.01 filed with American Axle & Manufacturing Holdings, Inc. Registration Statement on
                   Form S-1 (Registration No. 333-53491))

           3.02    Bylaws (Incorporated by reference to Exhibit 3.01 filed with American Axle &
                   Manufacturing Holdings, Inc. Registration Statement on Form S-1 (Registration
                   No. 333-53491))

        4.01(a)    Specimen Stock Certificate (Incorporated by reference to Exhibit 4.01 filed with American
                   Axle & Manufacturing Holdings, Inc. Registration Statement on Form S-1 (Registration
                   No. 333-53491))

        4.01(b)    Indenture, dated as of March 5, 1999, among American Axle & Manufacturing, Inc., as issuer, American Axle & Manufacturing Holdings, Inc., as guarantor, and IBJ Whitehall
                   Bank & Trust Company, as trustee (Incorporated by reference to Exhibit 4.01 filed with
                   American Axle & Manufacturing Holdings, Inc. Registration Statement on Form S-4
                   (Registration No. 333-76605)).

        4.02       Form of 9.75% Senior Subordinated Note due 2009 (the Manufacturing Holdings, Inc.
                   Registration Statement on Form S-4 (Registration No. 333-76605))

        4.03       Exchange and Registration Rights Agreement, dated March 5, 1999, among AAM Inc.,
                   Chase Securities, Inc., Donaldson Lufkin & Jenrette Securities Corporation and Morgan
                   Stanley & Co. Incorporated (Incorporated by reference to Exhibit 4.03 filed with
                   American Axle & Manufacturing Holdings, Inc. Registration Statement on Form S-4
                   (Registration No. 333-76605))

      **5.01       Opinion of Simpson Thacher & Bartlett as to the legality of the Common Stock being registered

     **23.01       Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.01)

      *23.02       Consent of Deloitte & Touche LLP

       24.01       Powers of Attorney (Incorporated by reference to Exhibit 24.01 filed with American Axle
                   & Manufacturing Holdings, Inc. Registration Statement on Form S-3, March 7, 2002)



                              (All other exhibits are not applicable.)


----------
*     Filed herewith.

**    To be filed by amendment.